Exhibit 99.1

MAM Software Group, Inc. Agrees to be Acquired by Kerridge Commercial Systems for $12.12 per Share in Cash

Blue Bell, PA and Hungerford, UK, September 3, 2019 – MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (“MAM Software” or “MAM”), a leading global provider of on-premise and cloud-based business management solutions for the automotive parts, tire and vertical distribution industries, today announced that it has entered into a definitive agreement under which it will be acquired by Kerridge Commercial Systems (KCS), which provides software, services and support to deliver fully integrated trading and business management solutions to trade, wholesale, manufacturing and distribution customers across the world, in an all-cash transaction valued at approximately $154.2 million. Under the terms of the agreement, MAM stockholders will receive $12.12 per share in cash for each common share of MAM, which represents a 14% premium over the closing price on August 30, 2019 and a 38% premium over the prior 90-day average of $8.80 per share.

“This all-cash transaction provides MAM Software’s stockholders with a premium over the pre-announcement market price of their shares, and we believe it will allow our team to increase our focus on long-term success that will benefit customers, employees and partners. Together with KCS, we can offer a broader portfolio of solutions to our customers globally,” said Mike Jamieson, MAM Software CEO.

“We have long believed that a partnership between MAM Software and KCS would create a range of significant strategic opportunities,” said Ian Bendelow, CEO of Kerridge Commercial Systems. “MAM has significant traction in the automotive aftermarket sector that augments our solution offering, and this combination also will expand our U.S. market presence. We look forward to joining with the MAM team as we invest further in the business to accelerate MAM Software’s growth and bring greater value to its customer base.”

Following an extensive review of strategic alternatives and a thorough process, MAM’s Board of Directors have unanimously approved the proposed transaction. Following the execution of the merger agreement, stockholders of MAM representing more than 50% of MAM’s outstanding shares delivered a written consent approving the transaction and no other approval of MAM’s Board of Directors or stockholders is required to complete the transaction. The transaction, which is expected to close in or prior to the fourth quarter of 2019, is subject to certain customary closing conditions. A copy of the definitive agreement will be made available at MAM’s website at www.mamsoftware.com.

Mirus Capital Advisors and Sullivan & Worcester LLP are serving as MAM’s financial and legal advisors, respectively, for this transaction. Kirkland & Ellis LLP is serving as KCS's legal advisor.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit www.mamsoftware.com.

About Kerridge Commercial Systems

Kerridge Commercial Systems (KCS) provides specialist software, services and support to deliver fully integrated trading and business management solutions to distributive trades customers, large and small – wherever they are in the world. With our heritage in distributive trades, our technical experts are thought leaders in trading and management technology, and our innovative and flexible approach ensures our customers partner with us for the long-term. Our mission is simple: to design and deliver high performance, integrated ERP solutions that enable our distributive trade customers to source effectively, stock efficiently, sell profitably and service competitively. For further information, please visit www.kerridgecs.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on beliefs and assumptions of MAM’s management and on information currently available to MAM’s management and that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements include information concerning MAM’s possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities, the successful closing of this transaction, effects of the transaction, operations as a private company and the location of its headquarters and the effects of competition. Forward-looking statements consist of all statements that are not historical facts and can be identified by terms such as “accelerates,” “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, without limitation, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the possibility that the consummation of the proposed acquisition described in this communication does not occur or is delayed, either due to the failure of closing conditions or other reasons; (3) the risk that the proposed acquisition disrupts current plans and operations or increases operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of such acquisition; (4) the outcome of any legal proceedings that may be instituted against MAM, KCS or others following announcement of the merger agreement and transactions contemplated therein; and (5) those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of MAM’s most recently filed Annual Report on Form 10-K and MAM’s subsequently filed Quarterly Reports on Form 10-Q. MAM urges you to consider those risks and uncertainties in evaluating its forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. MAM does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed merger, MAM intends to file relevant materials with the Securities and Exchange Commission (the "SEC"), including a preliminary information statement on Schedule 14C. Following the filing of the definitive information statement with the SEC, the Company will mail the definitive information statement to all MAM stockholders. You may obtain copies of all documents filed by MAM with the SEC regarding this transaction, free of charge, at the SEC’s website, www.sec.gov or from MAM’s website at www.mamsoftware.com.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Kerridge Commercial Systems

Todd Fogarty

Kekst CNC

212 521 4854

todd.fogarty@kekstcnc.com

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